Exhibit 16.1

February 17, 2022

Securities and Exchange Commission Washington

D.C. 20549

Ladies and Gentlemen:

We have read Citrine Global Corp.’s statements included under Item 4.01 of its Form 8-K dated February 17, 2022, and we agree with such statements as they pertain to us.

Very truly yours,

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited